Exhibit 15.2

May 13, 2026

Amber International Holding Limited

1 Wallich Street,

#30-02 Guoco Tower,

Singapore

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Enforceability of Civil Liabilities—PRC”, “Item 3. Key Information—D. Risk Factors—Risks Related to our Business—We historically rely on the contractual arrangements that establish the structure for certain of our operations in Chinese Mainland”, “Item 3. Key Information—D. Risk Factors—Risks Related to our Business—We are subject to risks surrounding the evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements in China”, and “Item 10. Additional Information—E. Taxation—PRC Taxation” in the Annual Report of Amber International Holding Limited on Form 20-F for the year ended December 31, 2025 (the “Annual Report), which is filed with the Securities and Exchange Commission on the date hereof, and further consent to the incorporation by reference of the Annual Report into any effective registration statements on Form S-8 of Amber International Holding Limited. For the avoidance of doubt, we express no opinion with respect to any registration statements on Form S-8 or other filings, except to the extent of the incorporation by reference of the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng